Exhibit 10.4

3RD SEPTEMBER 2008

DEPOSITORY AGREEMENT

SIGNET JEWELERS LIMITED

and

CAPITA IRG TRUSTEES LIMITED

Capita IRG Trustees Ltd

The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Registered in England No. 2729260

Capita IRG Trustees Ltd is authorised and regulated by the Financial Services Authority

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THIS DEED is made on 3RD SEPTEMBER 2008

BETWEEN:

SIGNET JEWELERS LIMITED (Registered No. 42069) a company incorporated and registered in Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Company”); and

CAPITA IRG TRUSTEES LIMITED (Registered No. 2729260) whose registered office is at The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU (the “Depository”).

RECITALS

(A)	The Company wishes to appoint the Depository to constitute and issue from time to time, upon the terms of the Deed Poll (as defined below) executed or to be executed by the Depository on or about the date of this Agreement, series of uncertificated depository interests, each such series representing a particular class of securities issued by the Company, with a view to facilitating the indirect holding of, and settlement of transactions in, such securities of each class concerned by participants in CREST and the Depository wishes to accept such appointment.

(B)	The Deed Poll sets out, among other things, the terms upon which such depository interests will be issued.

(C)	The Depository has agreed, among other things, that it shall comply and shall procure that certain other persons comply, with the terms of the Deed Poll and to provide certain other services in connection with such depository interests.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Agreement” means this Depository Agreement as amended from time to time;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

“Bye-laws” means the bye-laws of the Company to be adopted on or about the Effective Date, as annexed to this Agreement.

“Corporate Action” has the meaning given to it in the Crest Manual published by Euroclear UK & Ireland Limited;

“Deed Poll” the trust deed poll (substantially in the form of the draft appended to this Agreement) executed by the Depository on or about the date of this Agreement, as amended or supplemented from time to time in accordance with its terms;

“Effective Date” means the date upon which the Scheme of Arrangement becomes effective in accordance with its terms;

“Event of Default” means, in relation to any party:-

(a)	that party being unable or admitting its inability to pay its debts as they fall due, suspending making payments on any class of its debts or, by reason of actual or anticipated financial difficulties, commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

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(b)	a moratorium being declared in respect of any indebtedness of it;

(c)	any corporate action or legal proceedings being taken in relation to:-

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) by or of that party;

(ii)	a composition, assignment or arrangement with any class of creditor of that party;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that party or any of its assets,

or any analogous procedure or step is taken in any jurisdiction; or

(d)	that party ceasing to carry on its business for any reason;

“Fees” means the fees and charges set out in Schedule 1;

“Group” means, in relation to any party, that party together with all of its holding companies from time to time and all subsidiaries and subsidiary undertakings from time to time of that party or any holding company of it from time to time, all of them and each of them as the context admits;

“Index Figure” means the monthly figure given by the Retail Prices Index;

“Registrar Agreement” means the registrar agreement between Capita Registrars (Jersey) Limited and the Company dated on or about the date of this Agreement.

“Relevant Date” means in the case of the first review referred to in clause 4.4 the date of this Agreement and for each subsequent review the date of the most recent previous review;

“Retail Prices Index” means the General Index of Retail Prices for all items which is published in the United Kingdom in the Monthly Digest of Statistics by the Office for National Statistics or any replacement of it;

“Scheme of Arrangement” means the Scheme of Arrangement proposed to be made under Part 26 of the Companies Act 2006 whereby the Company shall acquire the entire issued share capital of Signet Group plc; and

“Shares” means the common shares in the Company of $0.18 each.

1.2	In this Agreement unless otherwise specified, reference to:

(a)	a “holding company” or “subsidiary” shall be construed in accordance with sections 736 and 736A of the Companies Act 1985 and a “subsidiary undertaking” shall be construed in accordance with section 258 of the Companies Act 1985;

(b)	a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking or organisation (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(c)	a party is to a party to this Agreement and includes its successors in title and permitted assignees;

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(d)	a “statute” or “statutory instrument” or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(e)	recitals, clauses, paragraphs or schedules are to recitals, clauses of and paragraphs of and schedules to this Agreement. The schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules;

(f)	“writing” includes any methods or representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(g)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(h)	“pounds”, “pounds sterling”, “sterling” and “£” are to the lawful currency of the United Kingdom; and

(i)	“US dollars” and “$” are to the lawful currency of the United States of America.

1.3	Unless the context otherwise requires, words and expressions defined in the Deed Poll shall have the same meanings when used herein.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored for the purposes of construing the same.

2.	APPOINTMENT

The Company hereby appoints the Depository with effect from the Effective Date to constitute and issue from time to time, upon the terms of the Deed Poll, Depository Interests, each such Depository Interest representing a Share in the Company, and to provide certain other services in connection with the Depository Interests on the terms of, and subject to the conditions set out in, this Agreement.

3.	GENERAL OBLIGATIONS, ACKNOWLEDGEMENTS AND UNDERTAKINGS OF THE PARTIES

3.1	The Depository hereby agrees and undertakes to the Company that, insofar as the following persons are members of the Depository’s Group, it shall comply and shall procure that any Depository Interest Registrar, Custodian, Agent or other person appointed pursuant to or who otherwise performs any duties, responsibilities or obligations under or in connection with the Deed Poll shall comply with the terms of the Deed Poll. The Depository shall, and shall use reasonable endeavours to procure that such persons shall, perform all such duties, responsibilities and obligations and shall exercise all rights in good faith and with all reasonable skill, diligence and care.

3.2	Without prejudice to clause 3.1, the Depository shall and, insofar as the following persons are members of the Depository’s Group, shall use reasonable endeavours to procure that any Depository Interest Registrar, Custodian, Agent or other person appointed pursuant to or who otherwise performs any duties, responsibilities or obligations under or in connection with the Deed Poll shall:-

(a)	only issue, transfer and cancel Depository Interests in accordance with the Deed Poll;

(b)	arrange for all Depository Interests to be admitted to CREST as participating securities;

(c)	maintain records of all Depository Interests cancelled or surrendered and Deposited Property withdrawn under the Deed Poll;

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(d)	provide such copies of and access to the Depository Interest Register and the records maintained under clause 3.2(c) above in each case at such times and in such form (including electronic form) as the Company may require from time to time;

(e)	comply with written instructions of the Company not to accept for deposit any Shares identified in such instructions at such times and under such circumstances as may be specified in such instructions in order to facilitate the Company’s compliance with or to avoid any breach of the securities and other laws in any jurisdiction;

(f)	make any request for any information, evidence or declaration as the Company may require the Depository to make under clause 19.1 of the Deed Poll and shall promptly provide to the Company all information, evidence and declarations it receives as a result of making such request;

(g)	forward to all relevant Holders all of the Company’s instructions referred to in clause 19.2 of the Deed Poll and, at the Company’s cost and request, enforce the provisions of clause 19.2 of the Deed Poll; and

(h)	perform all of its duties, obligations and responsibilities under the Deed Poll in accordance with all applicable laws and regulations.

3.3	Notwithstanding clause 15 of the Deed Poll, the Depository shall not amend or supplement the Deed Poll without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) provided that the Depository shall be entitled to amend the Deed Poll without seeking the consent of the Company if that amendment is necessary or reasonably desirable as a result of any change in any statute, law, regulation or other rule applicable to the arrangements contemplated by the Deed Poll or this Agreement.

3.4	The Depository warrants to the Company that it is an authorised person under the Financial Services and Markets Act 2000 (“FSMA”) and is duly authorised to carry out the custodial and other activities required of it by the Deed Poll in accordance with the FSMA and undertakes that, if and so long as the Deed Poll remains in force, it shall, at its own burden and expense, maintain that status and authorisation or any corresponding status under any legislation or regulatory requirement in England which may from time to time apply to the carrying on of such activities in addition to or in substitution for the requirements of the FSMA. The Depository further warrants to the Company that it shall and shall procure that every Depository Interest Registrar, Custodian, Agent or other person appointed by the Depository pursuant to the Deed Poll who is a member of the Depository’s Group shall at all times and in all respects comply in full with and maintain in place all necessary registrations/notifications and procedures to comply with, the Data Protection Act 1998.

3.5	For the avoidance of doubt and subject to the terms of this Agreement, in acting under the Deed Poll the Depository shall have only those duties, obligations and responsibilities expressly undertaken by it in the Deed Poll and, except to the extent expressly provided by the Deed Poll, shall not assume any relationship of trust for or with the Holders or any other person.

3.6	The Depository shall not appoint any successor Depository pursuant to clause 13 of the Deed Poll which has not been approved by the Company (such approval not to be unreasonably withheld or delayed) unless such successor Depository is a member of the Depository’s Group. No appointment shall become effective unless and until the successor Depository has entered into and become bound by an agreement to be executed as a deed with the Company in such form as the Company may reasonably require covenanting with the Company, inter alia, to observe, perform and be bound by all of the terms of this Agreement as if it were the Depository named herein.

3.7	The Company hereby undertakes to the Depository that if the Company, or any of its subsidiaries, makes an application to the FSA to be authorised under FSMA then the Company shall notify the Depository of this at the same time as the application is made, or as soon as reasonably practicable thereafter.

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3.8	In the event that the Company, or any of its subsidiaries, becomes authorised by the FSA under FSMA the parties hereby agree to revise the Fees and the fees, charges and expenses as set out in the Registrar Agreement and/or this Agreement to reflect any additional services which the Depository will need to provide to the Company or any additional notification requirements the Depository will need to provide to any regulatory authority.

3.9	In the event that the Company, or any of its subsidiaries, becomes authorised by the FSA under FSMA and the FSA refuse to approve the Depository’s notification to the FSA (under Part XII “Control Over Authorised Persons”- sections 178-191 FSMA) of the Depository holding 10% or more of the shares in the Company the Depository is hereby entitled to cancel the Depository Interests in such number and manner as is appropriate in the circumstances having first consulted the Company and Euroclear UK & Ireland Limited.

3.10	The Company warrants to the Depository that as at the date of this Agreement:

3.10.1	the Depository does not require any permission, authorisation or licence from any authority in any country (other than the United Kingdom) in which the Company carries on business in order to hold Shares in the Company;

3.10.2	no deductions or withholdings will be due on any payment of income or capital relating to the Shares to any Holder (including the Depository and/or any Custodian); and

3.10.3	save as set out in the Bye-laws, there are no special arrangements, exclusions, restrictions, national declarations or similar matters which attach to or apply in connection with Shares and which would restrict the transfer of Shares by any Holder (including the Depository and/or any Custodian).

3.11	The Company undertakes to notify the Depository without delay in the event that the conditions set out in clause 3.10 above no longer apply.

3.12	Notwithstanding the Depository’s general willingness to accept transfers of Depository Interests the Depository will not be obliged to do so under the Deed Poll or this Agreement if the transfer would place the Depository in breach of any law or regulation. As at the date of this Agreement, the Company warrants it is not aware of any such breach. If such circumstances were to occur the Depository hereby agrees to discuss this with the Company as soon as is reasonably practicable in order to review how to proceed.

3.13	The Company agrees that any changes to the provisions dealing with disclosure of interests in shares in the Company in the Constitutional Documents of the Company which affect the Depository will contain provisions to the effect that any restrictions shall not apply to the Depository. The Company further agrees that no change will be made to the provisions in the Constitutional Documents dealing with transfer of shares in the Company without the prior approval of the Depository.

3.14	The Company undertakes to indemnify the Depository in respect of any losses, damages, claims, costs and expenses or other liabilities incurred by the Depository by reason of breach of any warranty or undertaking in clauses 3.7 and 3.10 to 3.13.

3.15	Notwithstanding anything to the contrary, the Depository shall not be obliged to accept the issue or transfer to it of Shares if such issue or transfer would likely result in the Depository having to make a mandatory offer for other Shares. In the event that the Depository is required to make a mandatory offer to purchase other Shares under applicable law, the Company shall cooperate with the Depository in seeking an exemption or waiver of such requirement and the Company shall bear all reasonable costs of the Depository in connection with seeking such exemption or waiver.

3.16	The Company agrees that it shall not, without the prior written agreement of the Depository, list or make application to list its Shares on any stock exchange. The Depository hereby consents to application being made to list and the listing of the Shares on the London Stock Exchange and the New York Stock Exchange.

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3.17	The Depository shall provide the Company with a copy of any notice to be given to the Holders under clauses 13.1, 13.2 and 14.1 of the Deed Poll at the same time that such notice is provided to the Holders.

4.	FEES, CHARGES AND EXPENSES

4.1	In consideration of the performance of its duties, obligations and responsibilities under this Agreement and the Deed Poll, and subject to clause 4.4, the Company shall pay to the Depository (or as the Depository shall direct) the Fees, subject to and in accordance with the terms of Schedule 1.

4.2	The Company shall pay to the Depository (or as the Depository shall direct) such fees that may be agreed from time to time in respect of any actions that the Company requests the Depository to take and the Depository agrees to take in respect of any Corporate Actions as referred to in clause 5.2.

4.3	The Depository shall be entitled to recover any reasonable out of pocket expenses which it incurs during the proper performance of its duties, obligations and responsibilities under the Deed Poll and this Agreement (including, without limitation, CREST message and network charges). The Depository shall submit an invoice to the Company on a monthly basis detailing the amounts claimed accompanied by reasonable supporting documentation.

4.4	The Fees will be reviewed on the first anniversary of the date of this Agreement and each subsequent anniversary and if, upon any such review, the Index Figure last published before the date of such review shows and increase over the Index Figure last published before the Relevant Date the Fees shall be increased in the same proportion.

4.5	The Company shall pay to the Depository interest of two per cent (2%) above the base interest rate from time to time of Barclays Bank PLC on all amounts due and payable under this Agreement and not paid within 45 days of the date of the relevant invoice for such amount from the date of the relevant invoice until the date of full payment.

5.	ASSISTANCE BY THE COMPANY

5.1	The Company shall provide such assistance, information and documentation in English to the Depository as may be reasonably required by the Depository for the purposes of the performance of its duties, responsibilities and obligations under the Deed Poll and this Agreement. In particular the Company will supply the Depository with enough copies of each document that the Company intends to send to its shareholders in advance of sending each document to its shareholders for the Depository to distribute to all Holders.

5.2	If the Company proposes any Corporate Action the Company agrees to give the Depository as much notice as reasonably practicable, subject to considerations of insider dealing, market abuse and any other applicable law or regulation which may restrict the Company from giving such notice. All such information shall be deemed Confidential Information (as defined in clause 11.3). The Company further agrees that it will provide the Depository with at least 60 days prior written notice of any material change to its jurisdiction, group structure or regulatory status if doing so would impose any new legal or regulatory obligations on the Depository or require the Depository to perform its obligations or services under the Deed Poll or this Agreement in a different way.

6.	DIVIDENDS AND DISTRIBUTIONS

6.1

If a dividend or other distribution is to be paid or made by the Company, the Company will notify the Depository of the class or classes of shareholders entitled to it, the currency of payment (which shall only be Sterling and US dollars, unless the parties separately agree in writing a different currency of payment) and the amount to be paid per share. The Company

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will notify the Depository of the total amount to be paid in respect of Deposited Company Securities. Unless and to the extent the Company makes arrangements for any such dividend or distribution to be paid or made directly to Holders, the Company will transfer this total amount into the Depository’s bank account on the Business Day before the dividend or distribution is to be paid or made or at such later time as shall nevertheless enable the Depository to make the payment on the due date. The Depository will notify the Company not less than two business days in advance of the date the dividend or other distribution is to be paid of the details of its bank account.

6.2	The Depository will arrange for its bank to make a payment of the dividend or distribution to each Holder entitled to it on the day it is due for payment. The Depository may, with the prior written consent of the Company, pay or make the same even if it has not received sufficient funds from the Company. In such circumstances, the Company will reimburse the Depository on demand for any bank charges and interest it may incur as a result, and will reimburse the Depository in respect of all sums properly paid by it in respect of such dividend or distribution. Notwithstanding the foregoing, the Depository reserves the right not to pay or make any dividend or distribution unless and until the Company has put it in sufficient funds for such purposes.

6.3	Subject to clause 6.4, all distributions or other payments to Holders made by the Depository shall be made net of the maximum rate of withholding or other taxation applicable to such payments in the relevant jurisdiction(s) and the Holder shall be responsible for reclaiming any tax that may be reclaimed from the relevant local taxation authorities.

6.4	The Depository may, at its sole discretion, waive the provisions of clause 6.3 where the Company has provided it with a local law legal opinion addressed to the Depository which satisfies the Depository that such distribution may be made at a reduced rate of tax and that local taxation authorities will have no recourse to the Depository in respect of tax due but not paid by any Holder.

7.	INDEMNITY IN RESPECT OF THIRD PARTY CLAIMS

7.1	The Depository shall indemnify the Company on an after tax basis against each loss, liability, cost and expense reasonably incurred (including reasonable legal fees) which the Company suffers or incurs as a result of any claim made against the Company by any Holder, or any person having any direct or indirect interest in any Depository Interests held by any Holder or the Deposited Company Securities represented thereby, which arises out of any breach of the terms of the Deed Poll or any trust declared or arising thereunder save where such loss, liability, cost or expense arises as a result of the fraud, negligence or wilful default of the Company. The aggregate liability of the Depository arising out of or in connection with this Agreement (however arising) shall be limited to the lesser of (a) £1,000,000 (one million pounds sterling) and (b) an amount equal to ten (10) times the total annual fee payable to the Depository under this Agreement.

7.2	The Company shall indemnify the Depository on an after tax basis against each loss, liability, cost and expense reasonably incurred (including reasonable legal fees) which the Depository suffers or incurs as a result of any claim made against the Depository by any Holder, or any person having any direct or indirect interest in any Depository Interests held by any Holder or the Deposited Company Securities represented thereby, which arises out of the performance by the Depository of the obligations, duties and responsibilities imposed upon the Depository under this Agreement and the Deed Poll save in respect of any loss, liability, cost and expense (including legal fees) resulting from the negligence, wilful default or fraud of the Depository.

7.3	This clause shall survive termination of this Agreement.

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8.	COMMENCEMENT, TERM AND TERMINATION OF APPOINTMENT

8.1	This Agreement shall come into force on the Effective Date and, subject to the following parts of this clause, shall remain in force if and for so long as the Deed Poll shall remain in force.

8.2	The Company shall be entitled to serve a written notice on the Depository to terminate the Depository’s appointment and this Agreement:

(a)	immediately if an Event of Default occurs in relation to the Depository or the Depository commits an irremediable material breach of this Agreement or the Deed Poll; or

(b)	if the Depository commits a material breach of this Agreement or the Deed Poll and fails to remedy such breach within 30 days of being required to do so by written notice given by the Company; or

(c)	at any time by giving not less than 45 days’ written notice to the Depository.

8.3	The Depository shall be entitled to serve a written notice to terminate the Depository’s appointment and this Agreement:

(a)	immediately if an Event of Default occurs in relation to the Company or if the Company commits an irremediable material breach of this Agreement; or

(b)	if the Company commits a material breach of this Agreement and fails to remedy such breach within 30 days of being required to do so by written notice given by the Depository; or

(c)	at any time by giving not less than 45 days’ written notice to the Company.

8.4	Within 14 days of the service of a notice to terminate the appointment of the Depository under clause 8.2 or 8.3 above the Depository shall be required to serve notices on the Holders of Depository Interests of its intention to terminate the Deed Poll. On the termination of the Deed Poll, the appointment of the Depository and this Agreement shall automatically terminate.

8.5	On termination of the Deed Poll, the Company shall do or procure the doing of all such acts and things and will execute or procure the execution of all such documents as may be required (including on or after the termination of this Agreement) to give effect to the provisions of clause 14.4 of the Deed Poll. This clause 8.5 shall survive the termination of this Agreement.

9.	CONSEQUENCES OF TERMINATION

9.1	Termination of this Agreement for whatever reason shall be without prejudice to any and all accrued rights, obligations and liabilities of any party as at the date of termination and shall not affect the coming into force or the continuation in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force at or after termination.

9.2	Upon termination of the Deed Poll, the Depository shall provide to the Company a fully up to date copy of the Depository Interest Register and the records maintained under clause 3.2(c) in hard copy form and, at the Company’s cost, such other form as the Company may require.

10.	FORCE MAJEURE

10.1	“Event of Force Majeure” means, in relation to any party, an event or circumstance beyond the reasonable control of that party (the “Claiming Party”) including, without limitation, (whether or not by the Claiming Party) strikes, lock-outs and other industrial disputes (in each case, whether or not relating to the Claiming Party’s workforce).

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10.2	The Claiming Party shall not be deemed to be in breach of this Agreement or otherwise liable to any other party (the “Non-claiming Party”) for any delay in performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure provided that (a) the Claiming Party could not have avoided the effect of the Event of Force Majeure by taking precautions which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought reasonably to have taken but did not take and (b) the Claiming Party has used reasonable endeavours to mitigate the effect of the Event of Force Majeure and to carry out its obligations under this Agreement in any other way that is reasonably practicable.

10.3	The Claiming Party shall promptly notify the Non-claiming Party of the nature and extent of the circumstances giving rise to the Event of Force Majeure. If the Event of Force Majeure in question prevails for a continuous period in excess of 30 days after the date on which it began, the Non-claiming Party may terminate the Depository’s appointment hereunder immediately by giving written notice to that effect to the Claiming Party.

11.	CONFIDENTIAL INFORMATION

11.1	Each party undertakes that it shall not during the term of this Agreement or at any time thereafter use, divulge or communicate to any person, except its professional representatives or advisers or as may be required by law or any legal or regulatory authority, any Confidential Information concerning another party which may have or may in future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any such Confidential Information.

11.2	Each party shall, immediately upon termination of this Agreement for any reason or upon the receipt by it of written demand from the other, return all written Confidential Information provided to it and shall either return or destroy all notes, memoranda and other stored information (including information stored in any computer system or other device capable of containing information whether in readable form or otherwise) prepared by it which relate to any Confidential Information, whether or not any of the same are then in its possession and it will, upon receipt of written demand from the another, confirm in writing that all Confidential Information has been returned or destroyed.

11.3	For the purposes of this clause (and clause 5.2), “Confidential Information” means, in relation to each party, all information relating to the business, customers, financial or other affairs of that party or of any member of its Group which is not in the public domain.

12.	DELEGATION

12.1	The Depository shall not, without the prior consent of the Company (which consent is not to be unreasonably withheld or delayed), assign, transfer or declare a trust of the benefit of the performance of all or any of its obligations under this Agreement or the Deed Poll, except as permitted under the terms of the Deed Poll, nor any benefit arising under or out of this Agreement. Any such delegation shall not affect the obligations of the Depository under the terms of this Agreement or the Deed Poll and the Depository shall be responsible for any acts or omissions of such delegate or Agent as if they were the actions of the Depository itself.

12.2	Notwithstanding clause 12.1, the Depository may subcontract or delegate the performance of all or any of its duties, obligations or responsibilities under this Agreement or the Deed Poll to any person which is (and for so long as it remains) a member of its Group, provided that such arrangements shall not affect the liability of the Depository to the Company under this Agreement.

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13.	WAIVER

13.1	A waiver of any term, provision or condition of this Agreement shall be effective only if given in writing and signed by the waiving party and then only in the instance and for the purpose for which it is given.

13.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of each of the parties.

14.	ENTIRE AGREEMENT

14.1	Except as may be applicable under the Deed Poll, this Agreement constitutes the entire and only agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to or in connection with this Agreement.

14.2	Each party acknowledges that it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this Agreement and, to the extent it has been, it unconditionally and irrevocably waives any claims, rights and remedies which it might otherwise have had in relation thereto.

14.3	The provisions of this clause shall not exclude any liability which either of the parties would otherwise have to the other or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by the other.

15.	COSTS

15.1	Save as expressly otherwise provided in this Agreement or expressly otherwise agreed between the parties, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement. It is expressly agreed that the Company shall bear all of its own costs and expenses and the costs and expenses of the Depository associated with the negotiation, preparation and execution of the Deed Poll and this Agreement.

16.	NO PARTNERSHIP

Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity.

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17.	NOTICES

17.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Depository to:

Capita IRG Trustees Limited

The Registry

34 Beckenham Road

Beckenham

Kent BR3 4TU

Fax: + 44 (0)20 8639 2267

Attention: Company Secretary

In the case of the Company to:

Signet Jewelers Limited

15 Golden Square

London W1F 9JG

Fax: +44 (0)20 7734 1452

Attention: Company Secretary

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by air mail, five Business Days after the date of posting; and

(d)	if sent by fax, when despatched;

provided that if, in accordance with the above provision, any notice, demand or other communication under paragraphs (a) or (d) would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day or at any time on a day which is not a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

17.2	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

18.2	Each of the parties to this Agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

© Capita IRG Trustees Ltd 2008. All rights reserved.	13

19.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it, nor shall it be enforceable under that Act by any person other than the parties to it.

20.	COUNTERPARTS

20.1	This Agreement may be executed in any number of counterparts and each of which when so executed shall be an original, but all counterparts shall together constitute one and the same instrument.

20.2	Delivery of an executed signature page of a counterpart by facsimile transmission shall take effect as delivery of an executed counterpart of this Agreement. Without prejudice to the validity of such facsimile delivery, each party shall provide the other party with the original of such page as soon as reasonably practicable thereafter.

IN WITNESS of which this Agreement has been duly executed as a deed on the date written at the top of page 1.

© Capita IRG Trustees Ltd 2008. All rights reserved.	14

Schedule 1

Set Up Fee	£5,000
Annual Depository Interest and custodian Global fee	£30,000

© Capita IRG Trustees Ltd 2008. All rights reserved.	15

Executed as deed by SIGNET JEWELERS LIMITED acting by two directors	) ) )

Director	/s/ Terry Burman

Director	/s/ Mark Light

Executed as a deed by CAPITA IRG TRUSTEES LIMITED acting by a director and its secretary/two directors	) ) )

Director	/s/

Director/Secretary	/s/